CONTRACT DATA PAGE

Contract Number: [P9999999999]	Contract Date: [May 2, 2016]

Owner: [JOHN DOE]	[Date of Birth: [March 1, 1976]	Age at Issue: [38]

[Owner: [JANE DOE]	Date of Birth: [June 10, 1976]	Age at Issue: [37]]

Annuitant: [JOHN DOE]	Date of Birth: [March 1, 1976]	Age at Issue: [38]

[Annuitant: [JANE DOE]	Date of Birth: [June 10, 1976]	Age at Issue: [37]]

Beneficiary: As named by You

Initial Purchase Payment: [$25,000.00]

Maximum Purchase Payment Without Our Approval: [$1,000,000]

Purchase Payment Age Limit: Prior to the 86th birthday

Minimum Subsequent Purchase Payment: $500

Fixed Account Option(s) Minimum Guaranteed Interest Rate: [1.0%]

Minimum Partial Withdrawal Amount: $1,000

Minimum Systematic Withdrawal Amount: $100

Minimum Amount Remaining After Any Partial Withdrawal: $2,500

Premium Tax: None

Minimum Transfer Amount: $100

Separate Account Charge (including guaranteed death benefit risk charge of [0.10%]): [0.50%]

Annual Contract Maintenance Fee: $0

Transfer Fee: $25

Earliest Annuity Date After the Contract Date: Two years

Latest Annuity Date: 1st day of the month following Your 95th Birthday

Separate Account: Variable Separate Account

Optional Elections: Maximum Anniversary Value	Optional Election Details: See Attached Endorsement AGE-8023

AG-805-DP (1/16)	3